UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                               EPIX MEDICAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    26881Q101
                 ----------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                          |_|   Rule 13d-1(b)
                          |_|   Rule 13d-1(c)
                          |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 -------------------------------                -------------------------------
|CUSIP NO.    26881Q101         |     13G      |   Page   2   of   14   Pages  |
|          ----------------     |              |        -----    ------        |
 -------------------------------                -------------------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER VENTURE PARTNERS III L.P. ("BESSEMER")
              11-3197697
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |X|
                                                                   (b) |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              1,538,853 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          58,146 shs.*

                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           1,538,853 shs.

                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              58,146 shs.*
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,596,999 shs.*
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*

                                                                 |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              14.0%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ------------------------------------------------------------------
*See answer to Item 4

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                               Page 2 of 14 pages

 -------------------------------                -------------------------------
|CUSIP NO.    26881Q101         |     13G      |   Page   3   of   14   Pages  |
|          ----------------     |              |        -----    ------        |
 -------------------------------                -------------------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              DEER III & CO. LLC*
              11-3197696
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |X|
                                                                   (b) |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- ------------------------------------------------------------------
                                       5      SOLE VOTING POWER

                                              1,538,853 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          58,146 shs.**

                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           1,538,853 shs.

                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              58,146 shs.**
------------- ------------------------------------------------------------------

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,596,999 shs.* **
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                 |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              14.0%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ------------------------------------------------------------------
*The shares reported on this page are the same as those reported on page 2 as Deer III & Co. LLC is the General Partner of Bessemer.
**See answer to Item 4.
                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 3 of 14 pages

 -------------------------------                -------------------------------
|CUSIP NO.    26881Q101         |     13G      |   Page   4   of   14   Pages  |
|          ----------------     |              |        -----    ------        |
 -------------------------------                -------------------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              NEILL H. BROWNSTEIN
              ###-##-####
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) |X|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              6,331 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-

                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           6,331 shs.

                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              6,331 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                 |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.06%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 4 of 14 pages

 -------------------------------                -------------------------------
|CUSIP NO.    26881Q101         |     13G      |   Page   5   of   14   Pages  |
|          ----------------     |              |        -----    ------        |
 -------------------------------                -------------------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              ROBERT H. BUESCHER
              ###-##-####
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) |X|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              3,444 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-

                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           3,444 shs.

                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              3,444 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                 |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.03%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 5 of 14 pages

 -------------------------------                -------------------------------
|CUSIP NO.    26881Q101         |     13G      |   Page   6   of   14   Pages  |
|          ----------------     |              |        -----    ------        |
 -------------------------------                -------------------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              WILLIAM T. BURGIN
              ###-##-####
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) |X|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              14,032 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-

                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           14,032 shs.

                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              14,032 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                 |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.13%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 6 of 14 pages

 -------------------------------                -------------------------------
|CUSIP NO.    26881Q101         |     13G      |   Page   7   of   14   Pages  |
|          ----------------     |              |        -----    ------        |
 -------------------------------                -------------------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              G. FELDA HARDYMON
              ###-##-####
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) |X|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              38,804 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-

                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           38,804 shs.

                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              38,804 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                 |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.34%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 7 of 14 pages

 -------------------------------                -------------------------------
|CUSIP NO.    26881Q101         |     13G      |   Page   8   of   14   Pages  |
|          ----------------     |              |        -----    ------        |
 -------------------------------                -------------------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              CHRISTOPHER F.O. GABRIELI
              ###-##-####
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) |X|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              99,127 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-

                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           99,127 shs.

                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              99,127 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                 |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.87%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 8 of 14 pages

 -------------------------------                -------------------------------
|CUSIP NO.    26881Q101         |     13G      |   Page   9   of   14   Pages  |
|          ----------------     |              |        -----    ------        |
 -------------------------------                -------------------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              DAVID J. COWAN
              ###-##-####
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) |X|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              5,248 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-

                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           5,248 shs.

                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              5,248 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                 |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.05%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 9 of 14 pages

 -------------------------------                -------------------------------
|CUSIP NO.    26881Q101         |     13G      |   Page   10  of   14   Pages  |
|          ----------------     |              |        -----    ------        |
 -------------------------------                -------------------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              MICHAEL I. BARACH
              ###-##-####
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) |X|
------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              1,707 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-

                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           1,707 shs.

                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,707 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                 |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.01%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 10 of 14 pages

Item 1.

(a) Name of Issuer:

                           EPIX Medical, Inc.

(b) Address of Issuer's Principal Executive Office:

                           71 Rogers Street
                           Cambridge, Massachusetts 02142


Item 2.

         (a), (b) and (c) Name of Persons Filing, Address of Principal Business
                          ------------------------------------------------------
 Office and Citizenship:
 ----------------------

                   This statement is filed by Bessemer Venture Partners III L.P. ("Bessemer"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590. Bessemer's principal business is making venture capital investments for its own account and is carried on at its principal office.

                   This statement is also filed by Deer III & Co. LLC, a Delaware limited liability company whose members are Neill H. Brownstein*, Robert H. Buescher, William T. Burgin, G. Felda Hardymon, Christopher F.O. Gabrieli, Michael I. Barach** and David J. Cowan, who are all United States citizens, and by Messrs. Brownstein, Buescher, Burgin, Hardymon, Gabrieli, Cowan and Barach. Deer III & Co. LLC is the General Partner of Bessemer and has its principal office at the same address as Bessemer. Deer III & Co. LLC's principal business is making venture capital investments for the account of Bessemer and is carried on at its principal office, at 535 Middlefield Road, Suite 245, Menlo Park, CA 94025 and at 83 Walnut Street, Wellesley Hills, Massachusetts 02181-2101. Mr. Brownstein's and Mr. Cowan's principal business address is the Menlo Park address. Mr. Buescher's principal business address is the Westbury address. The other members' principal business address is the Wellesley Hills address.

*As of January 1, 1995, Mr. Brownstein became a special member of Deer III & Co. LLC with no power to participate in the management of its affairs.
**As of August 1, 1996, Mr. Barach became a special member of Deer III & Co. LLC with no power to participate in the management of its affairs.

(d) Title of Class of Securities:

                           Common Stock

(e) CUSIP Number:

                           26881Q101



Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                           Not applicable.


                               Page 11 of 14 pages

Item 4.  Ownership as of December 31, 1999

                   Items 5 through 9 of Pages 2 through 10 of this Statement incorporated herein by reference.

                   The shares beneficially held by Bessemer include holdings of the Issuer's common stock of certain consultants, directors and employees of Bessemer Securities Corporation, 630 Fifth Avenue, New York, New York 10111, who hold a total of 58,146 shares of the Issuer's common stock under the special situations investment plan of Bessemer Securities Corporation ("BSC"), which provides that Bessemer has the right to direct such persons as to how to vote such shares, give consents and the like and also grants a right of first refusal to BSC with respect to sales of such shares, which right may be assigned to Bessemer.


Item 5.  Ownership of Five Percent or Less of a Class

                           Not applicable.



Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                           Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                           Not applicable.



Item 8.  Identification and Classification of Members of the Group

                           See the answer to Item 2(a), (b) and (c).



Item 9.  Notice of Dissolution of Group

                           Not applicable.






                              Page 12 of 14 pages

Item 10.  Certification

                  Not applicable.



                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:        February 14, 2000

                                 BESSEMER VENTURE PARTNERS III L.P.

                                 By:      Deer III & Co. LLC, General Partner

                                 By:      /s/ Robert H. Buescher
                                    --------------------------------------
                                          Robert H. Buescher, Manager


                                 DEER III & Co. LLC

                                 By:      /s/ Robert H. Buescher
                                    --------------------------------------
                                          Robert H. Buescher, Manager


                                 NEILL H. BROWNSTEIN

                                 By:                   *
                                    --------------------------------------
                                    Robert H. Buescher, Attorney-in-Fact



                                 WILLIAM T. BURGIN

                                 By:                   *
                                    --------------------------------------
                                    Robert H. Buescher, Attorney-in-Fact


                                 G. FELDA HARDYMON

                                 By:                   *
                                    --------------------------------------
                                    Robert H. Buescher, Attorney-in-Fact


                              Page 13 of 14 pages

                                 CHRISTOPHER F.O. GABRIELI

                                 By:                   *
                                    --------------------------------------
                                    Robert H. Buescher, Attorney-in-Fact


                                 DAVID J. COWAN

                                 By:                   *
                                    --------------------------------------
                                    Robert H. Buescher, Attorney-in-Fact


                                 MICHAEL I. BARACH

                                 By:                   *
                                    --------------------------------------
                                    Robert H. Buescher, Attorney-in-Fact


                                 /s/ Robert H. Buescher
                                 ---------------------------------------
                                 Robert H. Buescher for himself and as
                                 Attorney-in-Fact for the above parties
                                 having an asterisk (*) above their
                                 signature line


                              Page 14 of 14 pages